Exhibit 10.4

Description of the

Virgin Media Inc. 2008 Bonus Scheme

The compensation committee of Virgin Media Inc.’s board of directors approved the Company’s 2008 bonus scheme (the “2008 Bonus Scheme”) on March 28, 2008 covering the majority of the Company’s employees, including the Company’s chairman and named executive officers.  The principal terms of the 2008 Bonus Scheme are set forth below:

Bonus Percentage and Scheme Levels

The 2008 Bonus Scheme offers employees an opportunity to receive a bonus equal to a percentage of their base salary. The percentages range from 5 - 100% of base salary (depending on employee level) for on-target performance with a potential maximum payment of double the on-target percentage. Employees also have the opportunity to earn up to 1.2 times the calculated bonus amount depending on the employee’s individual personal performance during the year.

Qualifying Gate Target

In order for any bonuses to be payable, the Company must achieve a qualifying performance target (the “2008 Bonus Qualifying Gate”), which is based on the Company’s 2008 budgeted full year group simple cash flow (which is defined as operating income before depreciation, amortization and other charges less fixed asset additions on an accrual basis). If the 2008 Bonus Qualifying Gate is not achieved, no bonus payments will be made under the 2008 Bonus Scheme.

Divisional and Individual Performance Targets

If the Qualifying Gate is achieved, bonuses will be payable according to achievement against various performance targets specific to each of the Company’s key operating divisions, as well as individually upon the achievement of personal objectives.

The operating division performance targets include an appropriately weighted mix of financial and operating metrics for the group and the specific division, including a combination of the following, among others:

•       Group simple cash flow

•       Divisional financial measures, including revenue, gross margin, free cash flow, operating costs, working capital, simple cash flow, capital expenditure and profitability measures

•       Customer service measures, including fault rates, fault retention rates, installation completion rates, customer advocacy, customer satisfaction and net promoter measures

•       Average contribution per customer, or ACPU

•       Net additions to revenue generating units, or RGUs

•       Commercial advertising impacts

•  Net present value of the residential customer base

• Value of new sales contracts with Business customers

•  Percentage of sales for sit-up generated on-line

•  Page impressions for the virginmedia.com portal

For all measures, the amount to be achieved for on-target performance (the “100% Threshold”) is generally equal to the reasonably targeted amount for that measure. A maximum target (the “200% Threshold”) is also set for each measure at which the bonus percentage payable is twice the on-target percentage payable. A minimum target (the “50% Threshold”) is also set at which the bonus payable is one-half of the on-target percentage payable. If the minimum 50% Threshold is not achieved for a particular measure, no bonus percentage is earned in respect of that measure. Percentage payments are structured to rise on a linear basis between the 50% Threshold and the 100% Threshold and between the 100% Threshold and the 200% Threshold.

Performance Multiplier

Individual achievement against a personal objectives scorecard will determine a personal multiplier against that individual’s divisional performance. The award amount will depend on an individual’s final performance rating which is based on achievement of personal objectives and the way in which they are achieved.  An individual could earn up to 120% of the divisional bonus if his or her performance was considered exceptional during the year.

Approval and Timing

Payments made under the 2008 Bonus Scheme will be approved by the compensation committee. Bonus payments will be measured on full year performance and if performance is achieved they will be paid in one installment on or around March 31, 2009.

Changes to Targets and Scheme Rules

The performance targets and rules to the 2008 Bonus Scheme may be varied at any time by agreement of the compensation committee.